April 10, 2001





Mr. Gabriel Gibs, Presdent
Volumetric Fund, Inc.
87 Violet Drive
Pearl River, New York 10965






Dear Mr. Gibs,

Please be advised that we herby consent to the use of our audit opinion dated February 12, 2001 for use in the Fund's post-effective Amendment No. 115 on Form N-1A, which filing updates the registration statement filed under the Securities Act of 1933, and post-effective Amendment No. 20 which updates the registration statement under the Investment Company Act of 1940. The above mentioned audit opinion appeared in the Fund's Annual Report for the year ended December 31, 2000.



                          Feuer, Orlando, Pye & Co. LLP




ESF/zv